EXHIBIT 99.1

AT THE COMPANY William N. Hahne President and COO (713) 877-8006	AT FINANCIAL RELATIONS BOARD Marilynn Meek — General Info (212) 445-8451

FOR IMMEDIATE RELEASE: December 2, 2004

KCS ENERGY, INC. ANNOUNCES $170 MILLION 2005 CAPITAL BUDGET

HOUSTON, TX, December 2, 2004 — KCS Energy, Inc. (NYSE: KCS) today announced that its Board of Directors has increased the 2004 budget to $155 million and set an initial 2005 capital budget of $170 million.

The 2005 budget anticipates a record 150 new wells, of which two-thirds will be lower risk Mid-Continent exploitation and development wells and one-third will be Gulf Coast wells. Approximately one-half of the Mid-Continent wells will be a continuation of the successful Elm Grove Field drilling program. Exploration drilling in south Texas will account for approximately 20% of the 2005 capital budget.

Production is targeted to continue increasing from organic growth by 8-15% gross, or after considering production payment volumes, by 12-21% net in 2005. Acquisitions or successful exploration results would grow production at higher rates.

Commenting on the 2005 budget, William N. Hahne, President and Chief Operating Officer noted, “Our 2005 budget, which we expect to fund entirely from cash flow, offers solid production growth from our North Louisiana program drilling and higher reserve and production exposure from our exploration prospects in south Texas. We expect the capital program to result in a continuation of the excellent stockholder value growth the Company has experienced over the last several years.”

2005 Guidance

	2004 Estimated	2005 Guidance
Production (Bcfe)
Working Interest	39.5-40	43-46
Production Payment	(5.2)	(3.9)
Net Production	34.3-34.8	39-42
LOE ($MM)	30	32-34
G&A ($MM)	9	9-11
Interest Expense ($MM)	14	14
Capital Expenditures ($MM)	155	170

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company’s web site at http://www.kcsenergy.com

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuation in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

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5555 San Felipe, Suite 1200, Houston, TX 77056